UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 __________________

SCHEDULE 14A
(Rule 14a-101)

__________________

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240-14a-12

SENSUS HEALTHCARE, INC.

__________________________________________________________________

(Exact name of Registrant as specified in its charter)

__________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2026 Annual Meeting
of Stockholders

The accompanying proxy materials are being made available beginning on or around May 1, 2026 to all stockholders entitled to vote at the 2026 Annual Meeting. Sensus Healthcare’s Annual Report on Form 10-K for the year ended December 31, 2025, which includes our financial statements, accompanies this Proxy Statement.

Notice of Annual Meeting of Stockholders

Time and Date

9:00 a.m., Eastern Time, on Friday, May 29, 2026

Place

Boca Raton Marriott at Boca Center

5150 Town Center Circle

Boca Raton, FL 33486

Record Date

You can vote your shares if you were a stockholder of record at the close of business on April 10, 2026.

Financial Statements

The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 accompanies this Proxy Statement. The Form 10-K includes the Company’s audited financial statements and notes for the year ended December 31, 2025, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Items of Business

1)     To elect two Class II directors to serve for a three-year term expiring at the 2029 Annual Meeting of Stockholders;

2)     To approve, on an advisory basis, the compensation of the named executive officers identified in the Summary Compensation Table in the Proxy Statement;

3)     To ratify the appointment of Carr, Riggs & Ingram, LLC as our independent registered public accounting firm for the year ending December 31, 2026; and

4)     To transact other business properly coming before the meeting or any postponement or adjournment of the meeting.

Voting

Even if you plan to attend the Meeting, please vote your shares in one of the following ways as soon as possible:

Follow the instructions on the proxy card to vote online;
Use the toll-free number on the proxy card to vote telephonically; or
Mark, sign, date, and return the proxy card, or the voting instruction form you receive from your broker, trustee, or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 29, 2026. The Proxy Statement and the Annual Report are available at: www.proxyvote.com.

Sincerely,

April 29, 2026	Michael Sardano
Boca Raton, Florida	President, General Counsel, Chief Commercial Officer, and Corporate Secretary

Proxy Statement

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Sensus Healthcare, Inc., a Delaware corporation, of proxies to be voted at our 2026 Annual Meeting of Stockholders and at any adjournments or postponements of the Annual Meeting.

We will hold our 2026 Annual Meeting at 9:00 a.m., Eastern Time, Friday, May 29, 2026, at the Boca Raton Marriott at Boca Center, 5150 Town Center Circle, Boca Raton, FL 33486.

Voting Information

Who can vote?

All stockholders of record at the close of business on the record date of April 10, 2026 are entitled to receive these proxy materials and to vote at the Annual Meeting. On that date, there were 16,462,059 shares of our common stock outstanding and entitled to vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Some stockholders hold shares “beneficially” through a broker, trustee, or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.

●	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company), you are considered the “stockholder of record” of those shares. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote at the Annual Meeting.

●	Beneficial Owner. If your shares are held in a brokerage account, by a bank or trustee, or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not attend or vote these shares at the Annual Meeting unless you obtain a “legal proxy,” as discussed below.

If you are a beneficial owner, we will not know that you are a stockholder, or how many shares you own, unless you obtain a legal proxy.

How do I vote as a stockholder of record?

As a stockholder of record, you may vote by one of the following four methods:

●	Internet Voting. You will be able to vote your shares via the Internet and confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

●	Telephone Voting. You may vote your shares by using the toll-free number listed on the proxy card. This procedure also allows you to vote your shares and to confirm that your vote was recorded. Please see your proxy card for specific instructions.

●	Voting By Mail. You may sign, date, and mail your proxy card in the postage-paid envelope provided.

●	Voting at the Annual Meeting. You may vote at the Meeting.

How do I vote as a beneficial owner?

If your shares are held through a broker, bank, trustee, or other nominee, you will receive a request for voting instructions with respect to your shares from the broker, bank, trustee, or other nominee. You should respond to the request for voting instructions in the manner specified by the broker, bank, trustee, or other nominee. If you have questions about voting your shares, you should contact your broker, bank, trustee, or other nominee.

If you hold your shares through a broker, bank, trustee, or other nominee and you wish to attend and/or vote at the Annual Meeting, you will need to obtain a legal proxy. You must request a legal proxy through your broker, bank, trustee, or other nominee. Please note that if you request a legal proxy, any proxy with respect to your shares previously executed by your broker, bank, trustee, or other nominee will be revoked, and your vote will not be counted unless you vote at the Annual Meeting or legally appoint another proxy to vote on your behalf.

What is the quorum for the Annual Meeting?

To conduct the business of the Annual Meeting, we must have a quorum. The presence in person or by proxy of a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions, broker non-votes, and votes withheld from director nominees will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. In the absence of voting instructions from the beneficial owner of the shares, brokers and nominees will have discretionary authority to vote on the ratification of the appointment of our independent public accounting firm for the fiscal year ending December 31, 2026, but will not have discretionary authority to vote on any of the other matters to be presented at the Annual Meeting.

How many votes are required to approve the matters being submitted to stockholder votes at the Annual Meeting?

According to our Bylaws, the outcome of each matter to be voted on at the Annual Meeting will be determined as follows, assuming that a quorum is present:

Election of Directors. A nominee will be elected to our Board in an uncontested election if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes do not count as votes “for” or “against” and, therefore, have no effect on the outcome of the voting. As the election of directors at the Annual Meeting is uncontested, each nominee will be elected if he or she receives a majority of the votes cast by the holders of our common stock at the Annual Meeting. If stockholders do not re-elect a nominee who is already a director, Delaware law provides that the director continues to serve on the Board as a “holdover director.” We do not allow cumulative voting in the election of directors.

Other Matters. The advisory vote on our named executive officers’ compensation, the ratification of the appointment of our independent public accounting firm, and all other matters submitted for a vote will be determined by a majority of votes cast affirmatively or negatively, except as otherwise required by law. As a result, abstentions and broker non-votes will not affect the outcome of votes on these matters.

What is the deadline for voting my shares?

If you are a stockholder of record, your proxy must be received before 11:59 p.m., Eastern Time, on May 28, 2026 (the day before the Annual Meeting). If you are the beneficial owner of shares held through a broker, bank, trustee, or other nominee, please follow the instructions provided by your broker, bank, trustee, or other nominee.

Where can I find the stockholder voting results?

We will announce preliminary voting results at the Annual Meeting and report final voting results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) following the Annual Meeting.

Proposal 1 — Election of Directors

Director Nominating Process

The Board is responsible for nominating candidates to serve as directors. The Nominating and Corporate Governance Committee, comprised solely of independent directors, is responsible for identifying potential directors, reviewing each potential nominee’s qualifications, and recommending director nominees to the Board for its consideration. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements.

When the need to fill a new Board seat or vacancy arises, the Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, which may include engaging an outside search firm or considering recommendations from stockholders, directors, and executive officers. The Committee reviews the qualifications of each potential candidate, as well as whether the potential candidate is independent, as that term is defined in the Nasdaq Stock Market listing standards. The qualifications of potential candidates include leadership skills and executive experience, expertise in medical technology or devices, medical knowledge, financial and accounting knowledge, prior experience in our core markets, expertise in capital markets, strategic planning, and marketing expertise, as well as integrity, character, independent judgment, breadth of experience, insight, knowledge and business acumen. The Committee strives to maintain a Board that reflects a diversity of experience and personal backgrounds and characteristics. The selection criteria may vary over time depending on the needs of the Board.

Final candidates are generally interviewed by one or more Committee members. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and other available information. The Board makes the final decision on whether to invite a candidate to join the Board based on the totality of the merits of each candidate rather than any specific or minimum qualifications or attributes. The Board-approved invitation is extended by the Chairman of the Board.

Director Recommendations by Stockholders

The Committee will consider recommendations for director nominees from stockholders made in writing and addressed to the attention of the Chairman of the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, Sensus Healthcare, Inc., 851 Broken Sound Parkway, NW #215, Boca Raton, FL 33487. Our Nominating and Corporate Governance Committee will consider recommendations from stockholders on the same basis as other recommendations.

Independent Directors

Our common stock is listed on the Nasdaq Capital Market. Nasdaq requires that a majority of our directors be “independent,” as defined by Nasdaq’s listing standards. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family has had in the past three years certain relationships or affiliations with us, our external or internal auditors, or other companies that do business with us. Based on these rules, our Board has affirmatively determined that Ms. Cornish and Messrs. Biscotti, Petrelli and Sachetta are independent and that Mr. J. Sardano, our Chairman and CEO, and Mr. M. Sardano, our President, General Counsel, Chief Commercial Officer, and Corporate Secretary, are not independent.

Election of Directors

The Board is divided into three classes, designated Classes I, II, and III. The directors in each class are elected for a term of three years or until their respective successors are duly elected and qualified. We believe this classified board structure is appropriate for the Company. Obtaining a three-year commitment from our directors assists us in retaining highly qualified directors who have experience and familiarity with our business. We believe that such long-term institutional knowledge benefits Sensus and enables the Board to better consider and provide long-term strategic planning.

At the Annual Meeting, stockholders will elect two Class II directors for terms ending at the 2029 Annual Meeting. The Board proposes the nominees set forth below for election as directors at the Annual Meeting. Unless instructed otherwise, the designated proxies will vote each properly delivered proxy for the election of each of the nominees as director.

If a nominee is unable to serve, the shares represented by all valid proxies that have not been revoked will be voted for the election of a substitute nominee selected by the Board, or the Board may by resolution reduce the size of the Board to eliminate the resulting vacancy. At this time, the Board knows of no reason why any nominee might be unable to serve. All nominees are currently serving as directors.

The Board currently consists of six members. The following paragraphs provide information as of the date of this Proxy Statement about each nominee and each incumbent director who will remain in office following the Annual Meeting. While the following paragraphs note certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole, we also believe that all of our directors have demonstrated integrity, honesty, and adherence to high ethical standards, as well as strong leadership skills, business acumen, ability to exercise sound judgment, and commitment of service to our stockholders.

Nominees to Serve as Class II Director for a Three-Year Term Expiring in 2029

ERIC SACHETTA
Non-Employee Director Age: 38 Director since: November 2025 Board committees: Audit

Mr. Sachetta currently serves as Chief Wealth Services Officer of Sachetta, LLC, a financial advisory firm based in Lynnfield, Massachusetts, where he leads firmwide advisory strategy, operational oversight, financial planning innovation and multi-disciplinary client service execution. Since 2022, he has led and managed the firm’s financial advisory division, overseeing all wealth management operations and mentoring emerging advisors to achieve production goals. From 2016-2022, Mr. Sachetta was a Financial Advisor with Sachetta, LLC, building a book of business as well as helping other advisors with their clients. Throughout his career, Mr. Sachetta has held a range of leadership roles focused on organizational growth, team development, sales performance and operational improvement.

Earlier in his career he founded and led The E TEAM, a nationwide motivational speaking and leadership development organization that reached more than 140 schools and youth programs across 12 states. He also served as author and curriculum creator for “The 8 Mandates of Personal Leadership,” a personal development framework used by students and coaches across the U.S.

Mr. Sachetta holds a Bachelor of Science in Corporate Finance & Accounting from Bentley University. He is a Certified Financial Planner (CFP®), Chartered Financial Consultant (ChFC®), Tax Planning Certified Professional (TPCP™) and holds a Series 65 investment advisory license. Given Mr. Sachetta’s financial, sales and leadership experience, our Board believes that he is qualified to serve as a director

President, General Counsel, Chief Commercial Officer and Corporate Secretary Age: 38 Director since: 2024 Other public company boards: None

Michael J. Sardano

Mr. Sardano has served as our President, General Counsel and Corporate Secretary since February 2022 and as our Chief Commercial Officer since November 2025. Prior to that, Mr. Sardano served as our Vice President and General Counsel from January 2018 to February 2022, our General Counsel/Director of Governance and Regulatory from January 2017 to December 2017, our Corporate Counsel/Director of Governance and Regulatory from January 2016 to December 2016, and our Corporate Counsel and Quality Assurance and Regulatory Affairs Manager from August 2013 to December 2015. Mr. Sardano worked as a legal intern for the Office of Appeals for the Massachusetts Department of Revenue from August 2012 to April 2013 and as a United States Senate Intern for the Committee on Rules and Administration in the office of Senator Lamar Alexander from May 2012 to August 2012. Mr. Sardano holds a Juris Doctor from New England Law-Boston and a Bachelor of Science degree in Management and Finance from Bentley University. Mr. Sardano has fifteen years of experience in the dermatology industry and has developed a large network that is valuable for directing our business in various areas, including sales, clinical research, government affairs, and federal coding and reimbursement. For these reasons, our Board believes that he is qualified to serve as a director.

The Board recommends a vote “FOR” the nominees.

Continuing Directors

We have two directors continuing in office as Class I Directors, with terms expiring at the 2028 Annual Meeting of Stockholders:

Non-Employee Director Age: 73 Director since: 2016 Board committees: Audit, Compensation Other public company boards: Ring Energy, Inc.

ANTHONY PETRELLI

Mr. Petrelli is currently a Financial Consultant and Registered Representative of Momentum Independent Network. From 2010 through 2022, Mr. Petrelli was the President, Chairman, and Director of Investment Banking Services of NTB Financial Corporation, a Denver, Colorado-based financial services firm founded in 1977. Beginning his career in investment banking in 1972, Mr. Petrelli has extensive experience in the areas of corporate finance, underwriting, management, operations, sales, and trading. He has served on numerous regulatory and industry committees, including the FINRA Corporate Finance Committee, FINRA National Adjudicatory Council (Vice Chairman), FINRA Small Firm Advisory Board, and FINRA District Business Conduct Committee for District 3 (Chairman). Since 2013, Mr. Petrelli has served as a director of Ring Energy, Inc. Mr. Petrelli has also served as a director on several other public company boards. In addition to his career in the investment industry, Mr. Petrelli served on the board of directors of Southwest Counseling Associates, a Denver-based professional counseling firm. Mr. Petrelli established Equinox Counseling LLC in 2012, and is a Licensed Professional Counselor, a National Certified Counselor and an Approved Clinical Supervisor. Mr. Petrelli received his Bachelor of Science degree in Business (Finance) and his Master of Business Administration degree from the University of Colorado. In addition, he received his Master of Arts degree in Counseling from Denver Seminary. Given Mr. Petrelli’s substantial experience in corporate finance, our Board believes that he is qualified to serve as a director.

Non-Employee Director Age: 42 Director since: January 2026 Board committees: None Other public company boards: None

LARRY BISCOTTI

Mr. Biscotti currently serves as President, Imaging for the U.S. and Canada at GE HealthCare, where he is responsible for the company’s largest global product and solutions segment. His prior work history includes positions with Elekta, Varian Medical Systems, Toshiba Medical, SMV Nuclear Medicine, and CTI Molecular Imaging, providing a strong foundation in imaging, oncology and radiation therapy technologies. He brings more than 25 years of executive leadership experience in the medical device and healthcare technology sectors, with an extensive background in driving commercial strategy, expanding global market share and launching advanced imaging and oncology technologies. Mr. Biscotti holds an MBA from Pepperdine University and a Bachelor of Science from Cornell University. He is an alumnus of Harvard Business School’s Program for Leadership Development. Given Mr. Biscotti’s extensive experience in the medical device and healthcare technology sectors, our Board believes that he is qualified to serve as a director.

We also have two directors continuing in office as Class III Directors, with terms expiring at the 2027 Annual Meeting of Stockholders:

Non-Employee Director Age: 41 Director since: 2021 Board committees: Audit, Compensation, and Corporate Governance and Nominating Other public company boards: None

MEGAN CORNISH

Megan Cornish is the Chief Customer Officer and Corporate Secretary of Moth+Flame, a leader in virtual reality. From 2016-2020, she served as the Vice President of External Affairs of FoodMaven Corporation, where she led the company strategy in communications, government, and industry affairs. Ms. Cornish is a founding board member of the Upcycled Food Association and Upcycled Food Foundation, which were formed in 2019 to influence sustainable practices in the food industry. From 2019-2021, she was on the ReFED Expert Network as an industry leader in sustainability and food and beverage. As a lobbyist and consultant since 2013, Ms. Cornish has advised a broad range of companies in a variety of industries including virtual reality, food and beverage, health, technology, and communications. In 2013, she served as Legislative Assistant to Representative Tim Holden (PA), who was a member of the U.S. Committee on Agriculture. Previously, Ms. Cornish handled immigration, science and technology, homeland security and animal rights issues, and special projects as a Legislative Correspondent and Legislative Assistant for Congressman Ed Towns (NY) while he was Chairman of the US House Committee on Oversight and Government Reform. Ms. Cornish received a B.A. in political science from Colorado College and an M.A. in global security from Johns Hopkins University. She is a certified yoga instructor and certified sailboat captain. Given Mrs. Cornish’s extensive experience in public relations, entrepreneurship, and United States politics, our Board believes that she is qualified to serve as a director.

Chairman and CEO Age: 73 Director since: 2010 Board committees: None Other public company boards: None

JOSEPH C. SARDANO

Mr. Sardano is our co-founder and has been our Chief Executive Officer and Chairman of the Board since our inception in 2010. Mr. Sardano has over 40 years of experience in the healthcare industry. Prior to founding Sensus, Mr. Sardano served as Chief Commercial Officer of Xoft, Inc., an electronic brachytherapy medical device company; as managing partner and healthcare consultant for Molecular Imaging Ventures; as Sr. Vice President of Global Sales and Marketing of CTI Molecular Imaging and Pet Net Pharmaceuticals, a developer of imaging and isotope solutions for the healthcare industry; as Americas Sales Manager for Functional Imaging at GE Medical Systems; as Vice President of Sales and Marketing for Elscint Inc., a developer and manufacturer of medical imaging solutions; and as Region Sales Manager of Toshiba America Medical Systems. Mr. Sardano also currently serves as a board member of Birch BioMed, a Canadian company, as well as a board member for BioFlorida, which promotes Florida-based healthcare companies and technologies. Mr. Sardano has a Bachelor of Arts degree from Concordia University in Montreal, Canada, as well as several Business Certificates from McGill University School of Management. Our Board believes that Mr. Sardano’s breadth of experience with and leadership of the introduction and commercialization of new technologies and services within the healthcare industry qualifies him to serve as our Chief Executive Officer and Chairman of the Board.

Corporate Governance; Our Board and Committees

We believe that good governance promotes the long-term interests of our stockholders and strengthens Board and management accountability. Our Board has adopted Corporate Governance Guidelines that set forth expectations for our Company. You may view a copy of our Corporate Governance Guidelines on the Investor Relations section of our website (https://sensushealthcare.com/investors/governance/). Selected policies from our Corporate Governance Guidelines are set forth below.

Board Structure and Process

Our Board oversees our business pursuant to the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws. Members of our Board are kept informed of our business through discussions with our executive management team, by reviewing materials provided to them, and by participating in Board and committee meetings. During 2025, our Board held eight meetings and each incumbent director attended at least 90% of the aggregate number of meetings of the Board and committees on which he or she served.

Role of the Board and Risk Oversight

One of the key functions of our Board is informed oversight of our risk management practices, policies, and processes. The Board does not have a standing risk management committee, but rather oversees risk directly and through its committees, which address risks inherent in their respective areas of oversight. In particular:

●	our Board is responsible for monitoring and assessing strategic risk exposure and working with management to supervise cybersecurity risk;

●	our Audit Committee is responsible for overseeing processes to identify, measure, and prioritize business and financial reporting risks and the effectiveness of the processes to manage those risks and for overseeing our policies on risk assessment and risk management;

●	our Nominating and Corporate Governance Committee oversees our corporate governance policies, practices, and procedures, and monitors the effectiveness of such policies, practices, and procedures, including whether they are successful in preventing illegal or improper conduct; and

●	our Compensation Committee assesses and monitors whether any of our compensation arrangements have the potential to encourage excessive risk-taking, and evaluates our compensation policies and practices that could mitigate any such risk.

Board Leadership Structure

The Board has no policies with respect to separating the positions of Chairman and Chief Executive Officer or whether the Chairman should be a member of management or a non-management director, and believes that these matters should be discussed and determined by the Board from time to time. The independent directors annually elect a Chairman of the Board, who may or may not be the Chief Executive Officer of the Company, based on the recommendation of the Nominating and Corporate Governance Committee. Currently, Mr. J. Sardano serves as both our Chairman and CEO. Given that he is tasked with the responsibility of implementing our corporate strategy, we believe he is best suited for leading discussions regarding performance relative to our corporate strategy, and these discussions represent a significant portion of our Board meetings. Under our Corporate Governance Guidelines, the independent directors may also elect a lead independent director when the Chairman and CEO roles are combined. Our independent directors have not elected a lead independent director.

Executive Sessions

Executive sessions or meetings of non-employee directors without management present are held regularly to review the criteria upon which the performance of the CEO and other executive officers is based, the performance of the CEO and other executive officers against such criteria, the compensation of the CEO and other executive officers, and any other relevant matters.

Director Service on Other Public Boards

Directors, other than the CEO, may not serve on the boards of more than three other public companies in addition to our Board. The CEO may not serve on more than one board of another public company in addition to our Board.

Change in Director Occupation

Any director who experiences a material change in his or her job responsibilities or in the principal occupation he or she held when he or she joined the Board must deliver advance, written notice of such change in status to the Nominating and Corporate Governance Committee. The Committee will then evaluate whether the director will continue to satisfy our director criteria in light of his or her new occupational status and will recommend to the Board the action, if any, to be taken with respect to such director, which may include, without limitation, requiring the director to resign or not accept the other position.

Director Attendance at Annual Meeting of Stockholders

We encourage but do not require all directors, as well as nominees for election as director, to attend the Annual Meeting of Stockholders. None of our directors (other than Messrs. J. Sardano and M. Sardano) attended the 2025 Annual Meeting.

Stockholder Communications

Our Board provides for a process by which stockholders may communicate with the Board, any committee, the independent directors as a group, or individual directors. To do so, stockholders should send such communication, in writing, to the following address, indicating the intended recipient(s):

Sensus Healthcare, Inc.
c/o Corporate Secretary
851 Broken Sound Parkway, NW #215
Boca Raton, FL 33487

Communications will be compiled by our Corporate Secretary and submitted to the indicated recipient(s) at the next regular meeting of the Board. The Board has requested that the Corporate Secretary submit to the Board all communications received related to Board duties and responsibilities and that advertisements, solicitations, and other material unrelated to the Board’s duties and responsibilities not be submitted.

Code of Ethics and Business Conduct

The Board has adopted a Code of Ethics and Business Conduct (the “Code”) applicable to our directors, officers, and all other employees, all of which are required to acknowledge their receipt and understanding of the Code. The Code is posted on the Investor Relations section of our website (https://sensushealthcare.com/investors/governance/). We will inform our stockholders of any amendment to or waiver of the Code with respect to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on such website.

Board Committees

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

The Audit Committee assists the Board in its oversight of:

•   appointing, compensating, retaining, evaluating, terminating, and overseeing our independent auditor;

•   discussing with our independent auditor its independence from management;

•   reviewing with our independent auditor the scope and results of its audit;

•   approving all audit and permissible non-audit services to be performed by our independent auditor;

•   overseeing the financial reporting process and discussing with management and our independent auditor the interim and annual financial statements that we file with the SEC;

•   overseeing and monitoring our risk management processes;

•   reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•   establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal control or auditing matters; and

•   reviewing and approving related person transactions.

The Compensation Committee assists the Board in its oversight of:

•   annually reviewing and approving our goals and objectives for executive compensation;

•   annually reviewing and approving for the chief executive officer and other executive officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any special or supplemental benefits or perquisites;

•   reviewing and approving employment agreements, severance arrangements and change of control agreements for the chief executive officer and other executive officers, as appropriate;

•   making recommendations and reports to the Board concerning matters of executive compensation;

•   reviewing and evaluating compensation arrangements and practices to prevent excessive risk-taking; and

•   reviewing compensation plans, programs and policies.

The Corporate Governance and Nominating Committee assists the Board in its oversight of:

•   identifying the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board;

•   conducting inquiries into the background and qualifications of possible candidates for election to the Board;

•   recruiting qualified candidates for membership on the Board;

•   recommending for selection by the Board (1) nominees for election to the Board and (2) the members and chair of each committee of the Board; and

•   overseeing the corporate governance policies, practices, and procedures of the Company, including evaluating whether they are effective in preventing illegal or improper conduct.

Current committee members Anthony Petrelli (Chair) Megan Cornish Eric Sachetta	Current committee members Anthony Petrelli (Chair) Megan Cornish	Current committee members Megan Cornish (Chair) Anthony Petrelli
Meetings in 2025 5	Meetings in 2025 2	Meetings in 2025 2

In addition to determining that each member of each committee satisfies the general independence requirements under the rules of Nasdaq, in the case of members of the Audit Committee and Compensation Committee, the Board has also affirmatively determined that such members satisfy the additional independence requirements and standards imposed by the SEC and Nasdaq for audit committee members and compensation committee members. Our Board has determined that Anthony Petrelli is an “audit committee financial expert” as defined under applicable SEC rules and is financially sophisticated in accordance with Nasdaq listing standards. The Board has adopted written charters for each of its standing committees. These charters are posted on the Investor Relations section of our website (https://sensushealthcare.com/investors/governance/).

Director Compensation

In 2024, we paid a $20,000 quarterly fee to each of our non-employee directors. As of January 1, 2025, we pay a $25,000 quarterly fee (in arrears) to each of our non-employee directors. From time to time, we also grant equity compensation to each of our non-employee directors. Additionally, we reimburse each director for all reasonable expenses incurred in connection with serving on our Board.

The following Director Compensation Table sets forth a summary of the compensation we paid to our directors in 2025:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Megan Cornish	95,000	—	—	—	95,000
William McCall(3)	103,333	—	—	—	103,333
Anthony Petrelli	95,000	—	—	—	95,000

(1)	Messrs. J. Sardano and M. Sardano receive no additional compensation for serving as directors. Messrs. Sachetta and Biscotti were appointed to the Board on November 10, 2025 and January 5, 2026, respectively, and received no payments during 2025 for serving as directors. Mr. Sachetta received a payment of $12,500 in the first quarter of 2026 for serving as a director during part of the fourth quarter of 2025.

(2)	This column includes a $20,000 payment made in the first quarter of 2025 (with respect to service during the fourth quarter of 2024) and $25,000 payments made in each of the second, third, and fourth quarters of 2025, except that the payment to Mr. McCall for his service paid during the fourth quarter of 2025 was pro-rated based on the number of days served during the quarter.

(3)	Mr. McCall served on the Board until October 2025.

Certain Relationships and Related Party Transactions

We have adopted a written policy on transactions with related persons. Under SEC rules, a related person is an officer, director, nominee for director, beneficial owner of more than 5% of any class of our voting securities, or an immediate family member of any of the foregoing. Pursuant to our policy and our Code of Ethics and Business Conduct, directors (including director nominees), executive officers, and employees are required to report any transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and our interests, regardless of the amount involved.

The Audit Committee is responsible for evaluating each related party transaction and determining whether the transaction is fair, reasonable and within our policy and whether it should be approved or ratified. In reviewing related party transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. Our Audit Committee approves only those transactions that it determines are in our best interest. In particular, our policy on related party transactions requires our Audit Committee to consider, among other factors it deems appropriate:

●	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

●	the extent of the related party’s interest in the transaction.

Pursuant to our policy, our Audit Committee has identified the following categories of transactions as deemed to be preapproved by the Audit Committee:

●	our employment of any executive officer or compensation paid by us to any executive officer if, among other conditions, our Compensation Committee has approved (or recommended that our Board approve) such compensation;

●	any compensation paid to a director if the compensation is required to be reported in our proxy statement under the SEC’s compensation disclosure rules;

●	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years;

●	any charitable contribution, grant or endowment made by us to a charitable organization, foundation or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years;

●	any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis; and

●	any transaction involving a related person where the rates or charges involved are determined by competitive bids.

In addition, our Code of Ethics and Business Conduct requires that our employees and directors inform our General Counsel or the Audit Committee of any material transaction or relationship that comes to their attention that could reasonably be expected to create or appear to create a conflict of interest. Further, at least annually, each director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

Other than compensation agreements and other arrangements which are described in this Proxy Statement and the relationships described below, since January 1, 2025, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 (our current threshold for reporting related party transactions) and in which any related person had or will have a direct or indirect material interest.

Relationship of Certain Employees

Mr. M. Sardano, our President, General Counsel, Chief Commercial Officer, and Corporate Secretary, is the son of our Chairman and Chief Executive Officer, Mr. J. Sardano. Both also serve on our Board. Information on how we compensate both individuals is included in the section entitled “Executive Compensation.” Each individual’s compensation was determined in accordance with our standard employment and compensation practices applicable to our employees.

Ms. Stephanie Tipton, our Vice President of Marketing, is the daughter of our Chairman and Chief Executive Officer, Mr. J. Sardano, and the brother of our President, General Counsel, Chief Commercial Officer, and Corporate Secretary, Mr. M. Sardano. Ms. Tipton’s total compensation for her service to the Company for the years ending December 31, 2025 and 2024 was approximately $174,787.40 (including $4,787.50 in stock compensation) and $154,012.66 (including $9,012.50 in stock compensation), respectively. Ms. Tipton’s employment by the Company is ongoing and she will continue to receive employment compensation in the ordinary course.

Executive Officers

The names, ages, and current positions of our executive officers as of the record date are listed in the table below. Messrs. J. Sardano and M. Sardano are also directors. Their biographies are presented in the section entitled “Continuing Directors,” above. Mr. J. Sardano is the father of Mr. M. Sardano, but there are no other familial relationships among the executive officers, nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected.

Name	Position	Age
Joseph C. Sardano	Chief Executive Officer and Chairman	73
Michael Sardano	President, General Counsel, Chief Commercial Officer, and Corporate Secretary	38
Javier Rampolla	Chief Financial Officer	54
Magdalena Martinez	Chief Operating Officer	36
Carlton Chow	Chief Technology Officer	36

Javier Rampolla. Mr. Rampolla has served as our Chief Financial Officer since 2020, having served as our Director of Accounting and Reporting from 2015. He has more than 20 years of financial experience, holding positions of increasing responsibility at a number of public and private companies. He also played an important role in managing our initial public offering in June 2016 and assisted us in adopting and implementing new U.S. GAAP guidelines for revenue recognition and leases. Mr. Rampolla’s experience prior to joining us includes three years as the assistant controller for Latin America at Stanley Black & Decker, a Fortune 500 American manufacturer of industrial tools and household hardware and provider of security products and locks. Mr. Rampolla has a B.A. in accounting from the University of Massachusetts.

Magdalena Martinez. Ms. Martinez has served as our Chief Operating Officer since 2023. She most recently served as our Vice President of Operations from January 2022 to December 2022, Customer Service Manager from January 2018 to December 2021, and, prior to that, in various roles of increasing responsibility since joining Sensus in 2013. Ms. Martinez holds a B.S. degree in marketing from Stetson University.

Carlton Chow. Mr. Chow has served as our Chief Technology Officer since 2025, bringing over a decade of experience in electronics and firmware engineering within the medical device industry. Since joining Sensus in 2018 as a Research and Development Engineer, he has played a key role in advancing the company’s technology initiatives. Throughout his career, Mr. Chow has contributed to the development of a wide range of medical technologies, including drug delivery systems, diaphragm pacemakers, and cardiac imaging software. His expertise spans the full spectrum of product development—from early-stage concept design to enhancements of legacy systems. Beyond his technical contributions, Mr. Chow has led cross-functional engineering teams, managed vendor and client collaborations, and driven innovation across multiple complex projects. He holds a B.S. degree in Electrical Engineering from Princeton University.

Executive Compensation

Introduction

We are a “smaller reporting company”. As such, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this Proxy Statement and have elected to provide reduced compensation disclosure, as permitted under SEC rules. For 2025, our named executive officers, or NEOs, were Mr. J. Sardano, our principal executive officer, and Messrs. M. Sardano and Rampolla, our two most highly compensated executive officers (other than our principal executive officer) as of December 31, 2025.

The objective of our compensation program is to provide a total compensation package to each named executive officer that will enable us to attract, motivate and retain outstanding individuals, reward named executive officers for performance, and align the financial interests of each named executive officer with the interests of our stockholders to encourage each named executive officer to contribute to our long-term performance and success.

The compensation program for our named executive officers consists of the following elements: base salary; cash bonus; equity-based incentive compensation; and severance and change-in-control benefits.

Our Compensation Committee, with input from the Board, determines the compensation for our named executive officers, subject where applicable to any employment agreements.

Base Salary

We pay base salaries to attract, recruit and retain qualified employees. In 2025, the base salary of each of the named executive officers was as follows: Mr. J. Sardano — $600,000, Mr. M. Sardano — $500,000, and Mr. Rampolla — $400,000.

Cash Bonus Compensation

Our executive compensation program for our NEOs includes an annual cash bonus, approximately 70% of which is based on the achievement of certain objectives, with the remainder based on the discretion of the Board. Our independent directors approve the terms and conditions of these awards on an annual basis, taking into the account the recommendation of the Compensation Committee.

Equity Incentive Compensation

In 2017, we adopted, and our stockholders approved, our broad-based 2017 Incentive Plan, under which we can award various forms of equity-based incentive compensation, including incentive and nonqualified stock options, stock appreciation rights, restricted stock awards, performance shares and phantom stock, and awards consisting of combinations of such incentive awards. In 2023 and 2025, our stockholders approved amendments to our 2017 Incentive Plan, to, among other things, increase the number of shares that may be issued under the plan and to extend the term of the Plan.

Benefits and Perquisites

We offer health and welfare benefits and life insurance to our named executive officers on the same basis that these benefits are offered to our other eligible employees, except that we pay the employee contribution toward the cost of health insurance for our NEOs. We offer a 401(k) plan to all eligible employees. In addition, each NEO receives a non-accountable monthly car allowance.

Compensation Committee Process and Procedures

The Compensation Committee uses its business judgment and other resources it deems appropriate in executing its duties, including establishing our compensation philosophy and policies, overseeing the implementation of executive officer and non-employee director compensation programs, and overseeing disclosures regarding compensation in our SEC filings. In executing its duties, the Compensation Committee considers many factors, including market comparisons using data derived from third-party resources, competitive considerations, executive expectations and executive performance. As of the date of this Proxy Statement, the Compensation Committee has not delegated any of its responsibilities to other parties.

The Compensation Committee reviews and recommends to our Board for determination the compensation of our Chief Executive Officer. In addition, our Chief Executive Officer separately submits recommendations to the Compensation Committee regarding other executive officers for use by the Compensation Committee in making recommendations to the Board concerning base salary and incentive compensation. An executive officer may not be present at a meeting of the Compensation Committee where that executive officer’s compensation is being discussed.

The Compensation Committee did not engage any compensation consultants in 2025.

Summary Compensation Table

The following summary compensation table shows compensation information for our NEOs for the years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Joseph C. Sardano	2025	600,000	750,000	—	—	67,860	1,417,860
Chief Executive Officer	2024	500,000	700,000	—	—	68,030	1,268,030

Michael Sardano	2025	500,000	500,000	153,200	—	60,717	1,213,917
President, General Counsel, Chief Commercial Officer, & Corporate Secretary	2024	350,000	500,000	364,200	—	60,878	1,275,078

Javier Rampolla	2025	400,000	300,000	—	—	52,710	752,710
Chief Financial Officer	2024	300,000	300,000	—	—	56,045	656,045

(1)	The amounts in this column reflect the grant date fair value of restricted stock awards in the years indicated. The assumptions used to determine the grant date fair value of awards listed in this column are set forth in Note 9 to our Financial Statements included in our 2025 Annual Report on Form 10-K that accompanies this Proxy Statement. The amounts in this column do not reflect the value of shares actually received or which may be received in the future with respect to such awards.

(2)	All other compensation includes the following:

Name	Year	Life Insurance ($)	Health Insurance ($)	401(k) Match, HSA Contribution ($)	Car Allowance ($)
Joseph C. Sardano	2025	21,254	20,353	13,259	12,994
	2024	21,524	19,982	13,800	12,994

Michael Sardano	2025	961	37,016	9,674	13,066
	2024	961	33,051	13,800	13,066

Javier Rampolla	2025	—	37,016	2,700	12,994
	2024	—	33,051	10,000	12,994

We previously entered into written employment agreements with Messrs. J. Sardano, M. Sardano, and Rampolla. The following is a summary of the material terms of these agreements.

Mr. Joseph Sardano’s Employment Agreement

We entered into an employment agreement with Mr. J. Sardano with an effective date of February 8, 2016. The initial base salary set forth in the agreement was $300,000, which may be increased from time to time (but never decreased), as determined by our Compensation Committee. His agreement provided for an initial term ending December 31, 2020; however, the agreement provides for continuous one-year renewal periods unless either party provides written notice to the other party of the intent not to renew the agreement for a new term at least six months before the end of the initial term or any one-year renewal term. The term of his agreement automatically renewed for one year on December 31, 2025.

In addition to his salary, Mr. J. Sardano is entitled to participate in our incentive compensation programs. Mr. J. Sardano is entitled to an annual cash incentive bonus based on a plan established by our Compensation Committee. Mr. J. Sardano’s target annual bonus must be at least $100,000, which may be increased from time to time (but never decreased), as determined by our Compensation Committee. Mr. J. Sardano is also eligible to participate in and receive equity compensation or other long-term incentive compensation as may be granted by our Compensation Committee pursuant to a plan that the Compensation Committee may adopt from time to time. For Mr. J. Sardano, any annual cycle equity awards will be determined at the discretion of our Compensation Committee; however, his agreement requires that the Compensation Committee base their decision on a basis at least as favorable as the basis for making grants to other senior executive officers of the Company.

Mr. J. Sardano is entitled to certain severance benefits if his employment is terminated upon his death or Disability, change-in-control, without cause (as defined in the agreement) or if he resigns within 120 days after the occurrence of any of the following (“Good Reason”): (a) reduction by us of his base salary or target bonus; (b) material reduction, other than during any period of illness or incapacity, of his authority, responsibilities, or duties such that he no longer has the title of, or serves or functions as Chief Executive Officer, (c) failure of our Board to nominate him for election as a member of the Board or failure to be re-elected to our Board (other than due to legal or exchange requirements that would prohibit him from serving on our Board); (d) relocation of principal place of employment more than 50 miles from our current principal executive offices; (e) our failure to obtain the written assumption of our obligations under the employment agreement by a successor; (f) our failure to renew the employment agreement (not as a result of death, Disability, or for cause); or (g) any other material breach of his employment agreement by us, including termination of Mr. J. Sardano for any other reason that is not a “for cause” termination. For the severance benefits to which he may be entitled, please see the section entitled “Severance benefits under employment agreements.”

Mr. J. Sardano is entitled to participate in all of the employee benefit programs and perquisites generally available to our senior executive officers. The agreement contains customary business expense reimbursement, indemnification, confidentiality, non-compete and non-solicitation provisions.

Mr. Michael Sardano’s Employment Agreement

We entered into an employment agreement with Mr. M. Sardano with an effective date of April 1, 2018. The initial base salary set forth in the agreement was $145,000, which may be increased from time to time (but never decreased), as determined by our Compensation Committee. His agreement provided for an initial term ending December 31, 2020; however, the agreement provides for continuous one-year renewal periods unless either party provides written notice to the other of the intent not to renew the agreement for a new term at least six months before the end of the initial term or any one-year renewal term. The term of his agreement automatically renewed for one year on December 31, 2025.

In addition to his salary, Mr. M. Sardano is entitled to participate in our incentive compensation programs. Mr. M. Sardano is entitled to an annual cash incentive bonus based on a plan established by our Compensation Committee. Mr. M. Sardano’s target annual bonus must be at least $30,000, which may be increased from time to time (but never decreased), as determined by our Compensation Committee. Mr. M. Sardano is also eligible to participate in and receive equity compensation or other long-term incentive compensation under any plan adopted by our Compensation Committee from time to time. For Mr. M. Sardano, any annual cycle equity awards will be determined at the discretion of our Compensation Committee.

Mr. M. Sardano is entitled to certain severance benefits if his employment is terminated upon his death or Disability, change-in-control, without cause (as defined in the agreement) or if he resigns within 120 days after the occurrence of any of the following (“Good Reason”): (a) reduction by us of his base salary or target bonus; (b) material reduction, other than during any period of illness or incapacity, of his authority, responsibilities, or duties such that he no longer has the title of, or serves or functions as General Counsel and Director of Regulatory and Governance; (c) relocation of principal place of employment more than 50 miles from our current principal executive offices; (d) our failure to obtain the written assumption of our obligations under the employment agreement by a successor; or (e) any other material breach of his employment agreement by us, including termination of Mr. M. Sardano for any other reason that is not a “for cause” termination. For the severance benefits to which he may be entitled, please see the section entitled “Severance benefits under employment agreements.”

Mr. M. Sardano is entitled to participate in all of the employee benefit programs and perquisites generally available to our senior executive officers. The agreement contains customary business expense reimbursement, indemnification, confidentiality, non-compete and non-solicitation provisions.

Mr. Rampolla’s Employment Agreement

We entered into an employment agreement with Mr. Rampolla with an effective date of June 1, 2023. The initial base salary set forth in the agreement was $250,000, which may be increased from time to time (but never decreased), as determined by our Compensation Committee. His agreement provided for an initial term ending December 31, 2023; however, the agreement provides for continuous one-year renewal periods unless either party provides written notice to the other of the intent not to renew the agreement for a new term at least six months before the end of the initial term or any one-year renewal term. The term of his agreement automatically renewed for one year on December 31, 2025.

In addition to his salary, Mr. Rampolla is entitled to participate in our incentive compensation programs. Mr. Rampolla is entitled to an annual cash incentive bonus based on a plan established by our Compensation Committee. Mr. Rampolla’s target annual bonus must be at least $100,000, which may be increased from time to time (but never decreased), as determined by our Compensation Committee. Mr. Rampolla is also eligible to participate in and receive equity compensation or other long-term incentive compensation under any plan adopted by our Compensation Committee from time to time. For Mr. Rampolla, any annual cycle equity awards will be determined at the discretion of our Compensation Committee.

Mr. Rampolla is entitled to certain severance benefits if his employment is terminated upon his death or Disability, change-in-control, without cause (as defined in the agreement) or if he resigns within 120 days after the occurrence of any of the following (“Good Reason”): (a) reduction by us of his base salary or target bonus; (b) material reduction, other than during any period of illness or incapacity, of his authority, responsibilities, or duties such that he no longer has the title of, or serves or functions as Chief Financial Officer; (c) relocation of principal place of employment more than 50 miles from our current principal executive offices; (d) our failure to obtain the written assumption of our obligations under the employment agreement by a successor; or (e) any other material breach of his employment agreement by us, including termination of Mr. Rampolla for any other reason that is not a “for cause” termination. For the severance benefits to which he may be entitled, please see the section entitled “Severance benefits under employment agreements.”

Mr. Rampolla is entitled to participate in all of the employee benefit programs and perquisites generally available to our senior executive officers. The agreement contains customary business expense reimbursement, indemnification, confidentiality, non-compete and non-solicitation provisions.

Severance Benefits Under Employment Agreements

We have agreed to pay severance benefits to our named executive officers in the event of their termination by us under certain circumstances as follows:

In connection with a change in control. In the event that the employment of Mr. J. Sardano, Mr. M. Sardano, or Mr. Rampolla terminates without cause or due to a resignation for Good Reason in connection with a change in control, the executive is entitled to receive any salary earned but unpaid prior to termination, any business expenses that were incurred but not reimbursed as of the date of termination, a separation allowance, payable in equal installments over a 12-month period, equal to two times the sum of (x) the executive’s then base salary and (y) the executive’s then target bonus, if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus, the ability to participate (through COBRA or otherwise), on the same terms and conditions as in effect for the executive immediately prior to termination, in the medical, dental, disability, and life insurance programs until the earlier of (i) expiration of a 24-month period or (ii) such time the executive is covered by the benefits of a subsequent employer. In addition, all of the executive’s then-outstanding equity awards, if any, shall vest in full immediately upon termination.

Termination without cause or resignation for Good Reason. In the event that the employment of Mr. J. Sardano, Mr. M. Sardano, or Mr. Rampolla terminates without cause or due to a resignation for Good Reason (other than in connection with a change in control), the executive is entitled to receive any salary earned but unpaid prior to termination, any business expenses that were incurred but not reimbursed as of the date of termination, a separation allowance, payable in equal installments over a 12-month period, equal to one times the sum of (x) the executive’s then base salary and (y) the executive’s then target bonus, if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus, the ability to participate (through COBRA or otherwise), on the same terms and conditions as in effect for the executive immediately prior to termination, in the medical, dental, disability, and life insurance programs until the earlier of (i) expiration of a 12-month period or (ii) such time the executive is covered by the benefits of a subsequent employer. In addition, all of the executive’s then-outstanding equity awards, if any, shall vest in full immediately upon termination.

Termination due to death or disability. In the event that the employment of Mr. J. Sardano, Mr. M. Sardano, or Mr. Rampolla terminates due to death or Disability, the executive is entitled to receive any salary earned but unpaid prior to termination, any business expenses that were incurred but not reimbursed as of the date of termination, any earned benefits to which executive was entitled as of the date of termination pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans, any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the date of termination, and, if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus.

For voluntary resignation without Good Reason. In the event that any of Mr. J. Sardano, Mr. M. Sardano, or Mr. Rampolla voluntarily terminates his employment for any reason other than Good Reason, no further payments are due, except that the executive will be entitled to any salary earned but unpaid prior to termination, any benefits accrued prior to termination and any business expenses that were incurred but not reimbursed as of the date of termination.

Termination for Cause. In the event that we terminate Mr. J. Sardano, Mr. M. Sardano, or Mr. Rampolla for cause, no further payments are due, except that the executive will be entitled to any salary earned but unpaid prior to termination and any business expenses that were incurred but not reimbursed as of the date of termination.

Accelerated Vesting of Stock Awards

Pursuant to our 2017 Incentive Plan (and its predecessor, the 2016 Incentive Plan), awards will fully become exercisable or vest as of the time of a Change in Control (as such term is defined in our plan).

Outstanding Equity Awards at Fiscal Year-End 2025

The following table provides information, for our named executive officers, on unvested option and stock awards and other equity plan awards outstanding at the end of 2025.

		Option Awards			Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares (#)	Equity incentive plan awards: market or payout value of unearned shares ($)
Joseph C. Sardano	—	—	—	—	—	—	—	—
Michael Sardano	12/17/2024	—	—	—	20,000	79,600	—	—
	12/12/2025	—	—	—	40,000	159,200	—	—
Javier Rampolla	—	—	—	—	—	—	—	—

Incentive Compensation Clawback

Effective October 2, 2023, the Board of Directors updated our compensation recovery policy in accordance with the requirements of the Nasdaq listing standard adopted pursuant to SEC rules (the “Clawback Policy”). The Clawback Policy provides, among other things, that we will seek to recover any erroneously awarded incentive-based compensation received by covered executives of the Company (which are determined from time to time by the Compensation Committee of the Board and includes current and former executive officers) during the three completed fiscal years preceding any date on which we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws.

Proposal 2 —
Advisory Vote on Executive Compensation of our named executive officers

We are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers, as discussed above in the section entitled “Executive Compensation.” We have designed our executive compensation to attract, motivate, reward, and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value. We believe that our executive compensation program is designed to reward results relevant to our short-term and long-term success based on both corporate and individual performance.

This proposal, commonly known as a “say-on-pay” proposal, gives you, as a stockholder, the opportunity to express your views on our executive compensation policies for our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the framework, policies, and procedures described in this Proxy Statement. We are currently holding “say-on-pay” advisory votes on an annual basis.

We are asking our stockholders to vote on the following advisory resolution for our named executive officer compensation as described in this Proxy Statement.

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the Company’s 2026 Proxy Statement pursuant to Item 402 of Regulation S-K, including the compensation tables and the related footnotes and narrative discussion therein, is hereby approved on an advisory basis.”

Because this is an advisory vote, it will not be binding upon the Company. However, the Compensation Committee will take into account the outcome of the vote in connection with its regular evaluations of our executive compensation program and in establishing our named executive officers’ compensation.

The Board unanimously recommends a vote, on an advisory basis “FOR” the executive compensation of our named executive officers set forth in this Proxy Statement.

Audit Committee Matters

Report of the Audit Committee

The Audit Committee, which operates under a written charter adopted by the Board, monitors the Company’s financial reporting process on behalf of the Board. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2025 and particularly with regard to the Company’s audited financial statements as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025.

The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under its charter. In fulfilling these oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with Carr, Riggs & Ingram, LLC the firm’s judgments as to the quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with Public Company Accounting Oversight Board standards. In addition, the Audit Committee discussed with Carr, Riggs & Ingram, LLC the firm’s independence from management and the Company, including the written disclosures, letter, and other matters required of Carr, Riggs & Ingram, LLC by the Public Company Accounting Oversight Board.

Additionally, the Audit Committee discussed with the Company’s independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

Audit Committee:

Anthony Petrelli, Chairman
Megan Cornish

Eric Sachetta

Changes in Auditor

On September 5, 2024, Marcum LLP (“Marcum”) notified the Company that it was resigning, effective immediately, as the independent registered public accounting firm for the Company due to independence concerns relating to its merger with CBIZ Inc., which provides human resources consulting and health insurance brokerage services to the Company. Marcum’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2022 and 2023 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2022 and 2023 and the subsequent interim period through the date of Marcum’s resignation, there were (i) no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Marcum would have caused them to make reference thereto in connection with their reports on the financial statements for such years and (ii) no reportable events (as defined in SEC Regulation S-K), except that, as reported in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2024 (the “10-Q”), there was a material weakness in its internal control over financial reporting as of June 30, 2024 relating to information technology general controls that were not designed and operating effectively to ensure that access to applications and data were adequately restricted to appropriate personnel, ensure segregation of duties, and appropriately monitor the activities of the individuals with access to modify data.

As reported in the 10-Q, the material weakness did not result in any material misstatements to the Company’s condensed consolidated financial statements for the period ended June 30, 2024. The Audit Committee discussed this matter with Marcum and authorized Marcum to respond fully to any inquiries of the Company’s successor independent registered public accounting firm concerning this material weakness. As reported in our Annual Report on Form 10-K for the year ended December 31, 2024, the material weakness was remediated as of December 31, 2024.

The Company requested that Marcum furnish it with a letter addressed to the SEC stating whether or not it agrees with the disclosures contained in the Company’s Current Report on Form 8-K filed on September 11, 2024 (the “Marcum Form 8-K”). A copy of such letter, dated September 9, 2024, was filed as Exhibit 16.1 to the Marcum Form 8-K.

On September 11, 2024, the Company’s Audit Committee appointed Berkowitz Pollack Brant Advisors + CPAs, LLP (“BPB”) as the Company’s new independent registered public accounting firm, effective immediately. During the fiscal years ended December 31, 2022 and 2023 and the subsequent interim period through the date of the Marcum Form 8-K, the Company did not consult with BPB with regard to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report was provided to the Company or oral advice provided to the Company by BPB that BPB concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was subject to any disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company was notified that Carr, Riggs & Ingram, LLC (“CRI”) acquired, effective as of January 1, 2026, certain assets related to the capital markets practice of BPB. On January 13, 2026, the Company’s Audit Committee simultaneously dismissed BPB as the Company’s independent registered public accounting firm and approved the appointment of CRI as the Company’s independent registered public accounting firm. BPB’s audit report on the Company’s consolidated financial statements for the fiscal year ended December 31, 2024 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2024 and 2025 and the subsequent interim period through the date of BPB’s resignation, there were (i) no disagreements with BPB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BPB would have caused them to make reference thereto in connection with their reports on the financial statements for such years and (ii) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that, as originally reported in the 10-Q, there was a material weakness in its internal control over financial reporting relating to information technology general controls that were not designed and operating effectively to ensure that access to applications and data were adequately restricted to appropriate personnel, ensure segregation of duties, and appropriately monitor the activities of the individuals with access to modify data.

The material weakness did not result in any material misstatements to the Company’s condensed consolidated financial statements and, as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, the material weakness was remediated as of December 31, 2024. The Audit Committee has discussed this matter with BPB and has authorized BPB to respond fully to any inquiries of the Company’s successor independent registered public accounting firm concerning this material weakness.

The Company requested that BPB furnish it with a letter addressed to the SEC stating whether or not it agrees the disclosures contained in the Company’s Current Report on Form 8-K filed on January 20, 2026 (the “BPB Form 8-K”). A copy of such letter, dated January 16, 2026, is filed as Exhibit 16.1 to the BPB Form 8-K.

During the fiscal years ended December 31, 2024 and 2025 and the subsequent interim period through the date of the BPB Form 8-K, the Company did not consult with CRI with regard to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report was provided to the Company or oral advice provided to the Company by CRI that CRI concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was subject to any disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Audit Fees and Related Matters

Audit and Nonaudit Fees

Berkowitz Pollack Brant Advisors + CPAs, LLP

The following table presents fees for professional audit services rendered by BPB for the audit of our annual financial statements and other professional services provided for the years ended December 31, 2025 and December 31, 2024.

Type of Fees	2025	2024
Audit Fees(1)	$ 134,068	$ 200,720
Audit-Related Fees	N/A	N/A
Tax Fees	N/A	N/A
All Other Fees	—	N/A
Total	$ 134,068	$ 200,720

(1)	Audit fees for 2025 and 2024 consisted of professional services rendered for the annual audit of our financial statements and review of financial statements included in our quarterly reports.

Marcum LLP

The following table presents fees for professional audit services rendered by Marcum for the audit of our annual financial statements and other professional services provided for the year ended December 31, 2024.

Type of Fees	2024
Audit Fees(1)	$ 62,383
Audit-Related Fees	N/A
Tax Fees	N/A
All Other Fees	—
Total	$ 62,383

(1)	Audit fees for 2024 consisted of professional services rendered for the annual audit of our financial statements and review of financial statements included in our quarterly reports.

Policy on Audit Committee Preapproval of Services of Independent Auditor

The Audit Committee of the Board specifically pre-approves all audit and non-audit services provided by our independent auditor. All audit, audit-related, tax and all other services provided by Marcum and BPB to us in 2024 and 2025 were approved by the Audit Committee by means of specific pre-approvals. The Audit Committee has determined that all nonaudit services provided by Marcum and BPB in 2024 and 2025, as applicable, were compatible with each auditor maintaining its independence in the conduct of its auditing functions.

Proposal 3 —
Ratification of Appointment of Independent
Registered Public Accounting Firm

Our Audit Committee has appointed the accounting firm of Carr, Riggs & Ingram, LLC (“CRI”) to serve as our independent public accounting firm for the year ending December 31, 2026. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of CRI are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the appointment of CRI as our independent public accounting firm is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the appointment of CRI to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

The Board unanimously recommends a vote “FOR” the ratification of our appointment of Carr, Riggs & Ingram, LLC as our independent public accounting firm for 2026.

Security Ownership of
Certain Beneficial Owners and Management

The following table sets forth information as of April 10, 2026 regarding the beneficial ownership of our common stock by: each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock; each of our named executive officers; each of our directors and director nominees; and all of our current executive officers and directors as a group. The percentage of beneficial ownership is based on 16,462,059 shares of common stock outstanding.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
5% Stockholders
Edwin L. Solot, Jr.(2)	1,245,280	7.6%
Executive officers and directors
Larry Biscotti	0	*
Megan Cornish(3)	32,000	*
Carlton Chow	0	*
Magdalena Martinez(4)	15,013	*
Anthony Petrelli(5)	66,466	*
Javier Rampolla	40,003	*
Joseph C. Sardano	1,200,293	7.3%
Eric Sachetta(6)	144,206	*
Michael Sardano(7)	174,839	*
All Directors and Executive Officers as a Group (9 Persons)	1,672,820	10.2%

*	Represents less than 1% of our outstanding common stock.

(1)	The address of each such person (other than Mr. Solot) is c/o Sensus Healthcare, Inc., 851 Broken Sound Pkwy. NW #215, Boca Raton, Florida 33487.

(2)	Based upon a Schedule 13G/A filed by Mr. Solot with the SEC dated February 7, 2025. Includes 23,239 shares of common stock over which Mr. Solot has shared voting power and shared investment power. The address for Mr. Solot is 10940 Wilshire Boulevard, Suite 1600 PMG #874, Los Angeles, CA 90024. The information in this note is based solely upon such Schedule 13G/A.

(3)	Includes 15,000 shares of restricted stock awards, which will vest in three equal annual installments on December 17, 2026, 2027, and 2028.

(4)	Includes 2,500 shares of restricted stock awards, which will vest on December 18, 2026, and 3,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days after April 10, 2026.

(5)	Includes 15,000 shares of restricted stock awards, which will vest in three equal annual installments on December 17, 2026, 2027, and 2028, and 12,013 shares of common stock owned jointly with his spouse.

(6)	Includes 2,093 shares of Company common stock owned by Mr. Sachetta’s spouse.

(7)	Includes (i) 20,000 shares of restricted stock awards, which will vest in two equal annual installments on December 17, 2026, and 2027; (ii) 40,000 shares of restricted stock awards, which will vest in four equal annual installments on December 12, 2026, 2027, 2028, and 2029; (iii) 15,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days after April 10, 2026; and (iv) 1,000 shares of Company common stock owned by Mr. Sardano’s spouse, as to which Mr. Sardano disclaims beneficial ownership.

Insider Trading Policy

We have an insider trading policy that governs the purchase and sale or other disposition of our securities by our directors, officers, associates, and agents. Our insider trading policy is designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq Listing Standards. Among other things, the insider trading policy (i) prohibits trading in our securities, as well as securities of the companies in which we do business, by persons covered by the policy when in possession of material non-public information; (ii) provides for “blackout periods” during which certain individuals are prohibited from transacting in our securities, as well as pre-clearance procedures for certain individuals, including all executive officers and directors, before engaging in certain transactions; and (iii) prohibits persons covered by the policy from engaging in certain hedging transactions (as described in more detail below in the section entitled “Anti-Hedging Policy”). The full text of our insider trading policy was filed as Exhibit 19.1 to our 2025 Annual Report on Form 10-K.

Anti-Hedging Policy

Our insider trading policy prohibits our directors, officers, and employees from purchasing, directly or through a designee, any financial instrument that is designed to hedge or offset any decrease in the market value of Company securities, including, but not limited to, prepaid forward contracts, options, puts, calls, equity swaps, collars, other derivative instruments, or any other similar type of financial transaction that affords the opportunity to profit from a market view that is adverse to the Company.

Timing of Certain Equity Awards

In the year ended December 31, 2025, we did not grant any stock options, stock appreciation rights, or similar awards. We do not currently plan to grant any such awards in the future. Accordingly, we do not have a policy or practice related to the timing or the determination of the terms of grants of options or other similar awards in relation to the disclosure of material non-public information.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers and any persons who own more than 10% of our common stock to file reports with the SEC with respect to their ownership of our stock. Directors, executive officers, and persons owning more than 10% of our common stock are required to furnish the Company with copies of all Section 16(a) reports they file.

Delinquent Section 16(a) Reports

Based solely upon a review of the copies of the reports filed under Section 16(a) and furnished to us, written representations from reporting persons after inquiry, and reports filed by us on the reporting person’s behalf, we believe that all filing requirements under Section 16(a) applicable to our executive officers and directors were complied with during 2025, except with respect to a Form 3 filed on June 9, 2025 by Carlton Chow to report his beneficial ownership of Company securities upon his appointment as Chief Technology Officer; a Form 4 filed by Eric Sachetta on November 20, 2025 to report purchases of shares by Eric Sachetta on November 10, 2025; and a Form 3 amendment filed by Magdalena Martinez on April 22, 2026 to correct the number of shares of common stock reported as beneficially owned by Ms. Martinez at the time that she was appointed as Chief Operating Officer.

Equity Compensation Plan Information

The following table provides certain information regarding the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity Compensation Plans Approved by Securities Holders	60,300	$ 5.55	153,473
Equity Compensation Plans Not Approved by Securities Holders	—	—	—
Total	60,300	$ 5.55	153,473

Pay Versus Performance

Pay Versus Performance Table for 2025, 2024, and 2023

As required by the SEC rules, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three years. In determining “compensation actually paid,” or “CAP,” to our NEOs, those rules require us to make various adjustments to amounts that have been previously reported in the Summary Compensation Table (“SCT”) in previous years, as the SEC’s valuation methods for this section differ from those required in the SCT. The table below summarizes compensation values both previously reported in our SCT, as well as the adjusted values required in this section for 2023, 2024, and 2025. Note that for our NEOs other than our principal executive officer (the “PEO”), compensation is reported as an average. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the company’s performance, see the section entitled “Executive Compensation” above.

Year	Summary compensation table total for PEO(1)	Compensation actually paid to PEO(1)(4)	Average summary compensation table total for non-PEO named executive officers(2)	Average compensation actually paid to non-PEO named executive officers(2)(4)	Value of initial fixed $100 investment based on Total Shareholder Return(3)	Net Income (loss) in thousands
2025	$ 1,417,860	$ 1,417,860	$ 983,314	$ 924,514	$ 54	$ (7,719)
2024	$ 1,264,850	$ 1,264,850	$ 963,837	$ 963,837	$ 96	$ 6,647
2023	$ 687,599	$ 687,599	$ 404,798	$ 290,948	$ 32	$ 485

(1)	The PEO in all three years is our CEO, Mr. J. Sardano.

(2)	The non-PEO NEOs in all three years are Mr. M. Sardano and Mr. Rampolla.

(3)	Pursuant to SEC rules, the Total Shareholder Return (“TSR”) figures assume an initial investment of $100 on December 31, 2022 and represent the value of such investment as of December 31, 2023, 2024, and 2025, respectively.

(4)	The following table sets forth the adjustments made during each year represented in the PVP Table to arrive at compensation “actually paid” to our Non-PEO NEOs during each of the years in question (no adjustments were necessary for our PEO):

Adjustments to Determine Compensation “Actually Paid” for Non-PEO NEOs	2025	2024	2023
Deduction for Amounts Reported under the “Stock Awards” Column in the SCT	—	—	—
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	—	—	—
Increase for Fair Value of Awards Granted during year that Vest during year	—	—	—
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	(58,800)	$ __	$ (113,850)
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	—	—	$ —
Total Adjustments	(58,800)	$ —	$ (113,850)

Relationship between CAP and TSR

The graph below reflects the relationship between PEO and Average Non-PEO NEO CAP amounts and the Company’s TSR (assuming an initial investment of $100 made on December 31, 2022) for the fiscal years ending December 31, 2023, 2024, and 2025.

Relationship between CAP and Net Income

The graph below reflects the relationship between PEO and Average Non-PEO NEO CAP amounts and the Company’s net income for the fiscal years ending December 31, 2023, 2024, and 2025.

General Information About Our Meeting

Treatment of Voting Instructions

Your shares will be voted as instructed on your proxy card or voting instruction form, as applicable.

If you are a stockholder of record and return a proxy without giving specific voting instructions, then your shares will be voted FOR each of the nominees for election to the Board, as set forth in Proposal 1, FOR the approval, on an advisory basis, the compensation of our named executive officers, as set forth in Proposal 2, and FOR the ratification of the appointment of our independent registered public accounting firm, as set forth in Proposal 3.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and you do not give instructions to that nominee on how you want your shares voted, then your nominee can only vote your shares on “routine” matters. At the Annual Meeting, only Proposal 3 is considered “routine,” which means that your broker, trustee, or other nominee can vote your shares on Proposal 3 if you do not timely provide instructions to vote your shares, and that your shares will not be voted on any other matters.

If your broker, trustee, or other nominee does not vote your shares on proposals other than Proposal 3, it is called a “broker non-vote.” A “broker non-vote” will be treated as unvoted for purposes of determining approval for any such proposal and will have the effect of neither a vote for nor a vote against the proposal. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker non-votes.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

We have designated two of our officers, Javier Rampolla and Michael Sardano, as proxies for the 2026 Annual Meeting. These persons will have the authority to vote the proxies granted by our stockholders and will also have authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named as proxies will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person and voting at the Annual Meeting.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We may employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and we estimate that the fee payable for such services would be approximately $10,000, plus reasonable expenses. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile, mail, or email. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

Other Matters

Other Matters to Come Before the 2026 Meeting

The Company is not aware of any matters that are expected to come before the Meeting other than those referred to in this Proxy Statement. If any other matter should properly come before the Meeting, the proxies intend to vote in accordance with their best judgment.

Proposals for the 2027 Meeting

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) for inclusion in the Proxy Statement for the 2027 annual meeting must be received no later than January 1, 2027; provided, however, that if the date of the 2027 annual meeting is more than 30 days before or after May 29, 2027, then the deadline to submit such a proposal will instead be a reasonable time before we begin to print and send our proxy materials relating to the 2027 annual meeting. Such proposals must be submitted in writing to our Corporate Secretary at our principal offices and must comply with Rule 14a-8.

Stockholders wishing to nominate a person for election as a director or to bring any other business before the 2027 annual meeting other than pursuant to Rule 14a-8 must do so in accordance with the timing, disclosure, procedural and other requirements set forth in our Bylaws. Under our Bylaws, such stockholder nominations and proposals must be received by our Corporate Secretary at our principal offices no earlier than January 29, 2027 and no later than February 28, 2027; provided, however, that if the date of the 2027 annual meeting is more than 30 days before or after May 29, 2027, then the deadline to submit such nomination or proposal will instead be the close of business on the 10th day following the date of public disclosure by the Board of the date of the 2027 annual meeting. Additionally, a stockholder soliciting proxies in support of director candidates other than those nominated by the Board is subject to the SEC’s “universal proxy” rules and must comply with the additional requirements of Rule 14a-19 under the Exchange Act.

Annual Report

We filed with the SEC our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which accompanies this Proxy Statement. Stockholders may obtain, free of charge, a copy of our annual report on Form 10-K on our website (www.sensushealthcare.com) or by submitting a request for a physical copy directed to our Corporate Secretary, Sensus Healthcare, Inc., 851 Broken Sound Parkway, NW #215, Boca Raton, FL 33487.

Stockholders Sharing the Same Address

We have adopted a procedure approved by the SEC known as “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting, Proxy Statement, and Annual Report, unless one or more of these stockholders notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you wish to receive your own copy of these materials, you may contact our transfer agent, Equiniti Trust Company, LLC, in writing, by telephone, or on the Internet:

Equiniti Trust Company, LLC
55 Challenger Road, Floor 2
Ridgefield Park, NJ 07660
(800) 937-5449 (U.S. and Canada)
(718) 921-8124 (International)
HelpAST@equiniti.com

Stockholders who participate in householding will continue to receive separate proxy cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other nominees.

SENSUS HEALTHCARE, INC.

851 BROKEN SOUND PARKWAY NW, SUITE #215

BOCA RATON, FL 33487

ATTN: CORPORATE SECRETARY

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 28, 2026 for shares held directly and by 11:59 P.M. ET on May 26, 2026 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 28, 2026 for shares held directly and by 11:59 P.M. ET on May 26, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V96838-P51169	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SENSUS HEALTHCARE, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors.		For	Against	Abstain

	1a.	Eric Sachetta	☐	☐	☐

	1b.	Michael J. Sardano	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of the Named Executive Officers.					☐	☐	☐

3.	To ratify the appointment of Carr, Riggs & Ingram, LLC as our independent registered public accounting firm for the current fiscal year ending December 31, 2026.					☐	☐	☐

NOTE: In their sole discretion, the proxies may approve such other business as may properly come before the meeting or any adjournment and/or postponement of the meeting. The stockholder(s) acknowledge(s) receipt of the Notice of Annual Meeting and Proxy Statement.

			Yes	No

Please indicate if you plan to attend this meeting.			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

V96839-P51169

SENSUS HEALTHCARE, INC.

Annual Meeting of Stockholders

May 29, 2026 9:00 AM EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Javier Rampolla and Michael Sardano or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SENSUS HEALTHCARE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 29, 2026 at the Boca Raton Marriott at Boca Center, 5150 Town Center Circle, Boca Raton, FL 33486 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side